NEWS RELEASE                                                      (TENNECO LOGO)

Contacts: Jim Spangler
          Media Relations
          847 482-5810
          jspangler@tenneco.com

          Leslie Hunziker
          Investor Relations
          847 482-5042
          lhunziker@tenneco.com

            TENNECO REPORTS FOURTH QUARTER AND FULL-YEAR 2006 RESULTS

-    4Q NET INCOME OF $14 MILLION, OR 30-CENTS PER DILUTED SHARE

-    FULL YEAR NET INCOME OF $51 MILLION, OR $1.10 PER DILUTED SHARE

-    EUROPEAN SEGMENT 4Q EBIT IMPROVES 13% YEAR-OVER YEAR

-    COMPANY DELIVERS $132 MILLION IN 4Q CASH FLOW FROM OPERATIONS

- COMPANY EXPECTS $1.1 BILLION IN ESTIMATED OE REVENUE GROWTH IN 2007; ESTIMATES ADDITIONAL $300 MILLION IN 2008

LAKE FOREST, ILLINOIS, JANUARY 30, 2007 - Tenneco Inc. (NYSE: TEN) reported fourth quarter 2006 net income of $14 million, or 30-cents per diluted share, up from $8 million, or 18-cents per diluted share a year ago. Excluding the adjustments below, net income was $3 million, or 6-cents per diluted share, versus $13 million, or 28-cents per diluted share, in fourth quarter 2005 (the attached tables reconcile GAAP results to Non-GAAP results).

EBIT (earnings before interest expense, taxes and minority interest) was $36 million, down from $38 million the prior year. On an adjusted basis, EBIT was $40 million, compared with $53 million in fourth quarter 2005. EBITDA (EBIT before depreciation and amortization) was $84 million versus $81 million a year ago. On an adjusted basis, EBITDA was $88 million compared with $96 million.

Fourth quarter revenue was $1.2 billion, compared with $1.1 billion a year ago. Favorable currency benefited revenue by $55 million and substrate sales increased to $282 million from $173 million a year ago. Excluding the impact of currency and substrate sales, revenue was $872 million, down from $891 million in the fourth quarter of 2005.

Tenneco's fourth quarter results reflect the tough North American market conditions facing all automotive suppliers. The company's revenues were negatively impacted as the North American OEMs continued to cut production schedules. However, the company's geographic balance - more than half of Tenneco's revenue is generated outside North America - and diverse customer base helped partially offset the impact of scaled back OE production volumes in North America. In addition, the company has a substantial global aftermarket business, which posted solid results worldwide.

The company generated $132 million in cash flow from operations in the quarter despite challenging North American market conditions and a $32 million inventory build in preparation for significant North American OE platform launches scheduled in 2007. This compares to $160 million in cash flow from operations in fourth quarter 2005, which did not have the same level of launch activity.

At quarter-end, total debt was $1.378 billion, even with a year ago. Debt net of cash balances was $1.176 billion, down from $1.237 billion at the end of fourth quarter 2005. At quarter-end, the ratio of debt net of cash balances to annual adjusted EBITDA was 2.9x.

"Tenneco's global footprint, diverse OE customer base and strong global aftermarket business continued to help buffer the very soft market conditions we and other suppliers faced in North America over the last year," said Gregg Sherrill, Tenneco Chairman and CEO. "Once again, our European segment and rapidly growing business in China, as well as our relentless focus on managing costs, improving efficiency and flexing our operations, carried Tenneco in a difficult quarter."

ADJUSTED FOURTH QUARTER 2006 AND 2005 RESULTS:

                                                                  Q4 2006                          Q4 2005
                                                      -------------------------------  -------------------------------
                                                                      Net                              Net
                                                      EBITDA  EBIT  Income  Per Share  EBITDA  EBIT  Income  Per Share
                                                      ------  ----  ------  ---------  ------  ----  ------  ---------
Earnings Measures                                       $84   $ 36    $14    $ 0.30    $   81   $38   $  8    $ 0.18
Adjustments (reflect non-GAAP measures):
   Restructuring and restructuring related expenses       6      6      4      0.08         5     5      3      0.06
   New aftermarket customer changeover costs             --     --     --        --        10    10      7      0.15
   Pension replacement                                   (7)    (7)    (5)    (0.10)       --    --     --        --
   Tax adjustments                                       --     --    (13)    (0.28)       --    --     (5)    (0.11)
   Reserve for receivables from former affiliate          3      3      2      0.04        --    --     --        --
   Stock option adjustment                                2      2      1      0.02        --    --     --        --
                                                        ---   ----    ---    ------    ------   ---   ----    ------
Non-GAAP earnings measures                              $88   $ 40    $ 3    $ 0.06    $   96   $53   $ 13    $ 0.28
                                                        ===   ====    ===    ======    ======   ===   ====    ======

FOURTH QUARTER 2006 ADJUSTMENTS:

- Restructuring related expenses of $6 million pre-tax, or 8-cents per diluted share;

- Expense of $2 million pre-tax, or 2-cents per diluted share, related to an accounting charge for employee stock options;

- A reserve of $3 million pre-tax, or 4-cents per diluted share for receivables from a former affiliate;

- Benefit of $7 million pre-tax, or 10-cents per diluted share, from replacing the defined benefit pension plans in the U.S. with an enhanced defined contribution plan;

- Tax benefits of $13 million or 28-cents per diluted share, related to an investment income tax credit in the Czech Republic and final adjustments related to prior year income tax returns.

FOURTH QUARTER 2005 ADJUSTMENTS:

- Restructuring related expenses of $5 million pre-tax or 6-cents per diluted share;

- New aftermarket customer changeover costs of $10 million pre-tax, or 15-cents per diluted share;

- Tax benefit of $5 million, or 11-cents per diluted share, related to the favorable resolution of foreign tax contingencies.

     Gross margin in the quarter was 15.6% versus 18.7% for fourth quarter 2005. As expected, higher substrate sales, which typically carry lower margins, continue to impact Tenneco's gross margin. Substrate sales were 25% of total revenue in the quarter versus 16% a year ago, due to more diesel aftertreatment and hot-end exhaust business. This mix shift accounted for
     2.5 percentage points of the gross margin decline. In addition, higher year-over-year steel costs of $8 million negatively impacted gross margin.

     Tenneco's efforts to cut costs globally through tight spending controls and the benefit from replacing the defined benefit pension plan in the U.S., announced in August 2006, significantly lowered SGA&E (selling, general, administrative and engineering) expense to 8.9% of sales in the quarter versus 11.0% of sales a year ago. The replacement of the defined benefit pension plan accounted for 0.5 percentage points of the change. Last year's SGA&E expense as a percent of sales included 1.0 percentage point related to aftermarket changeover costs.

NORTH AMERICA

- North American OE revenue was $363 million, versus $372 million a year ago. Excluding substrate sales, revenue was down 10% from $304 million to $272 million, reflecting an industry production decline of 8% and a 13% production decline among the domestic U.S. automakers. Revenue was impacted by significant volume declines, particularly on key exhaust platforms like the GM Trailblazer/Envoy and the Ford F-150 and Dodge Ram pick-up trucks.

- North American aftermarket revenue increased to $115 million from $113 million, primarily driven by price increases to help offset higher material costs in both product lines and higher ride control sales from previously announced new customers, which more than offset lower exhaust product unit sales.

- EBIT for North American operations was down $3 million year-over-year to $16 million. Adjusted for the items below, EBIT was $17 million versus $31 million the prior year. OE volume declines and higher material costs had a significant negative impact on EBIT and more than offset the benefits from cost reduction efforts.

- Fourth quarter 2006 EBIT includes expenses of $3 million for restructuring, $2 million for an accounting charge for employee stock options and a $3 million reserve for receivables from a former affiliate. It also included a benefit of $7 million for the U.S. pension plan replacement. Fourth quarter 2005 EBIT includes expenses of $2 million for restructuring and $10 million for new aftermarket customer changeover costs.

EUROPE, SOUTH AMERICA AND INDIA

- European OE revenue was $452 million, compared with $352 million a year ago. Excluding the benefit of stronger currency, revenue was $409 million. The revenue increase was driven by the ramp-up of new emission control platforms and stronger volumes overall in both the ride control and emission control segments despite the production build-out on some key exhaust platforms. Adjusting for currency and higher year-over-year substrate sales, revenue was $257 million, versus $268 million in fourth quarter 2005, as the mix of emission control business continues to move to hot-end exhaust and diesel aftertreatment.

- European aftermarket revenue increased to $90 million from $76 million a year ago, driven by higher ride control and exhaust volumes. Excluding the impact of currency, revenue increased to $82 million in the quarter.

- South America and India revenue increased to $71 million, versus $61 million the previous year. Excluding the impact of currency and substrate sales, revenue was up 7%, driven by strong OE and aftermarket volumes in South America.

- EBIT for Europe, South America and India improved 13% to $15 million from $13 million a year ago. The fourth quarter EBIT improvement was driven by operational improvements, especially in the company's OE emission control business, and currency benefits, which more than offset the impact of higher material costs.

- Excluding $3 million in restructuring costs in both fourth quarter 2006 and 2005, EBIT was $18 million compared with $16 million a year ago.

ASIA PACIFIC

- Asia revenue was $72 million compared with $41 million in fourth quarter 2005. Excluding substrate sales, revenue was up 50% from $31 million to $46 million. The increase was driven by stronger OE volumes in China including business on strong selling GM, Ford and VW platforms.

- Industry OE production declines continued to impact Australian revenue, which was $46 million, down from $49 million the previous year. Excluding currency and substrate sales, revenue was down 14%, from $44 million to $38 million.

- Asia Pacific EBIT was $5 million compared with $6 million a year ago. The decline in Australian OE volumes offset stronger volumes in Asia.

FULL YEAR 2006 RESULTS

Tenneco reported annual revenue of $4.7 billion in 2006, up from $4.4 billion in 2005, largely driven by new OE and aftermarket business, which helped offset significant OE production volume declines in North America during the last half of the year. Favorable currency benefited 2006 annual revenue by $71 million.

The company reported net income of $51 million, or $1.10 per diluted share, compared with last year's net income of $58 million, or $1.29 per diluted share. Full year EBIT was $196 million, versus $215 million last year. EBITDA declined to $380 million from $392 million in 2005.

Adjusted for the items below, full year net income was $55 million, or $1.21 per diluted share, compared with $69 million, or $1.52 per diluted share, in 2005. Adjusted EBIT was $228 million, versus $237 million in 2005 and adjusted EBITDA was $412 million compared with $414 million the prior year.

ADJUSTED FULL YEAR 2006 AND 2005 RESULTS:

                                                                   YTD 20O6                          YTD 2005
                                                      ---------------------------------  --------------------------------
                                                                        Net                               Net
                                                      EBITDA   EBIT   Income  Per Share  EBITDA   EBIT  Income  Per Share
                                                      ------  -----   ------  ---------  ------  -----  ------  ---------
Earnings Measures                                      $380   $196     $ 51    $ 1.10     $392    $215   $58     $ 1.29
Adjustments (reflect non-GAAP measures):
   Restructuring and restructuring related expenses      27     27       17      0.39       12      12     8       0.17
   New aftermarket customer changeover costs              6      6        4      0.08       10      10     7       0.15
   Pension replacement                                   (7)    (7)      (5)    (0.10)      --      --    --         --
   Stock based compensation accounting change             1      1        1      0.02       --      --    --         --
   Tax adjustments                                       --     --      (16)    (0.34)      --      --    (4)     (0.09)
   Reserve for receivables from former affiliate          3      3        2      0.04       --      --    --         --
   Stock option adjustment                                2      2        1      0.02       --      --    --         --
                                                       ----   ----     ----    ------     ----    ----   ---     ------
Non-GAAP earnings measures                             $412   $228     $ 55    $ 1.21     $414    $237   $69     $ 1.52
                                                       ====   ====     ====    ======     ====    ====   ===     ======

FULL-YEAR 2006 ADJUSTMENTS:

- Restructuring related expenses of $27 million pre-tax, or 39-cents per diluted share;

- An expense of $2 million pre-tax, or 2-cents per diluted share, related to an accounting charge for employee stock options;

- A reserve of $3 million pre tax, or 4-cents per diluted share for receivables from a former affiliate;

- Aftermarket customer changeover costs of $6 million pre-tax, or 8-cents per diluted share;

- An expense of $1 million pre-tax, or 2-cents per diluted share, to adjust for new stock-based compensation accounting standard;

- Benefit of $7 million pre-tax, or 10-cents per diluted share, from replacing the defined benefit pension plans in the U.S.;

- Tax benefits of $16 million or 34-cents per diluted share primarily for an investment tax credit in the Czech Republic, resolution of tax issues with former affiliates, and final adjustments to prior year income tax returns.

FULL-YEAR 2005 ADJUSTMENTS:

- Restructuring related expenses of $12 million pre-tax, or 17-cents per diluted share;

- Aftermarket changeover costs of $10 million pre-tax, or 15-cents per diluted share;

-    Tax benefits of $4 million, or 9-cents per diluted share.

Gross margin for the year was 18.1% versus 19.3% in 2005. The decline in gross margin was largely due to a higher percentage of substrate sales and higher material costs during the year. Tenneco successfully controlled overhead costs in 2006, bringing SGA&E expense down to 9.9% of sales versus 10.5% in 2005.

2007 OUTLOOK

Tenneco anticipates that 2007 will be another challenging year given current predictions on OE production levels, especially during the first half of the year when the North American OE market is expected to continue to be down. The company anticipates stable market conditions in the global aftermarket. In addition, Tenneco expects that the pricing environment for steel will increase the company's costs by up to $100 million in 2007. Tenneco will work to offset these increases through cost reductions, manufacturing efficiencies, material substitutions, low-cost country sourcing and customer recovery.

"Although our industry continues to face significant challenges in 2007, Tenneco is well-positioned given the new business we're launching that is expected to add more than $1 billion in OE revenues this year," said Sherrill. "We remain relentlessly focused on managing costs, strengthening margins and launching programs flawlessly. We also expect to continue benefiting from our geographic and customer balance and will pursue additional opportunities to leverage our advanced technologies."

The company's goals for 2007 include maintaining SGA&E as a percent of sales at 9% of sales and achieving net debt/adjusted annual EBITDA of 2.7x.

Tenneco estimates that its global original equipment revenues will be approximately $4.7 billion in 2007 and $5.0 billion in 2008. Adjusted for lower margin substrate sales, the company's global original equipment revenues are estimated to be approximately $3.1 billion in 2007 and $3.4 billion in 2008.

These revenue estimates are based on original equipment manufacturers' programs that have been formally awarded to the company; programs where the company is highly confident that it will be awarded business based on informal customer indications consistent with past practices; Tenneco's status as supplier for the existing program and its relationship with the customer; and the actual original equipment revenues achieved by the company for each of the last several years compared to the amount of those revenues that the company estimated it would generate at the beginning of each year. These revenue estimates are also based on anticipated vehicle production levels and pricing, including precious metals pricing and certain actions to recover a portion of materials cost increases. The revenue estimates assume that foreign currency exchange rates will remain constant over the entire period.

Attachment 1:

Statements of Income - 3 Months

Statements of Income - 12 Months

Balance Sheet

Statements of Cash Flow - 3 Months

Statements of Cash Flow - 12 Months

Attachment 2:

Reconciliation of GAAP Net Income to EBITDA - 3 Months

Reconciliation of GAAP to Non-GAAP Earnings Measures - 3 Months

Reconciliation of GAAP Net Income to EBITDA - 12 Months

Reconciliation of GAAP to Non-GAAP Earnings Measures - 12 Months

Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures - 3 Months

Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures - 12 Months

Reconciliation of Non-GAAP Measures - Ratio of Debt Net of Cash to Adjusted EBITDA - 12 Months

CONFERENCE CALL

The company will host a conference call on Tuesday, January 30, 2007 at 10:30 a.m. EST. The dial-in number is 888-790-1408 (domestic) or 773-756-0157(international). The passcode is TENNECO. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on January 30, 2007. To access this recording, dial 800-677-5211 (domestic) or 402-998-1032 (international). The purpose of the call is to discuss the company's operations for the quarter, as well as other matters that may impact the company's outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

2007 ANNUAL MEETING

The Tenneco board of directors has scheduled the corporation's annual meeting of shareholders for Tuesday, May 8, 2007 at 10:00 a.m. CDT. The meeting will be held at the corporate headquarters, 500 North Field Drive, Lake Forest, Illinois. The record date for shareholders to vote at the meeting is March 13, 2007.

Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R) Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R) Elastomer noise, vibration and harshness control components.

This press release contains forward-looking statements. Words such as "hopes," "estimates," "continue," "will," "plans," "outlook" "scheduled" and "goal" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products;

(ii) the overall highly competitive nature of the automotive parts industry, including pricing pressure from the company's OE customers and the loss of any awards of business, or the failure to obtain new awards of business, from our large customers, on which we are dependent for a substantial portion of our revenues; for example, Ford, from whom the company derived more than 10% of its 2006 net sales, announced in 2006 a plan to significantly reduce the number of its global suppliers. While the company currently believes that its relationship with Ford will not be impacted by this plan, any significant reduction in sales to Ford could have a material adverse effect on the company;

(iii) the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers;

(iv) increases in the costs of raw materials, including the company's ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(v) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products;

(vi) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(vii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries;

(viii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

(ix) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt;

(x) the cost and outcome of existing and any future legal proceedings, and compliance with changes in regulations, including environmental regulations;

(xi) workforce factors such as strikes or labor interruptions;

(xii) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;

(xiii) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs;

(xiv) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xv) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and

(xvi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2005. Further information can be found on the company's web site at www.tenneco.com.

                                      ###

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited
                         THREE MONTHS ENDED DECEMBER 31,
                       (Millions except per share amounts)

                                                            2006                 2005
                                                           ------               ------
Net sales and operating revenues                           $1,209               $1,064
                                                           ======               ======
Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)    1,021(a)               865(f)
   Engineering, Research and Development                       20                   19
   Selling, General and Administrative                         87 (a)(b)(c)(d)      98(f)(g)
   Depreciation and Amortization of Other Intangibles          48                   43
                                                           ------               ------
      Total Costs and Expenses                              1,176                1,025
                                                           ======               ======
Loss on sale of receivables                                    (2)                  (1)
Equity Income                                                   2                    1
Other Income                                                    3                   (1)
                                                           ------               ------
Total Other Income / (Expense)                                  3                   (1)
                                                           ------               ------
Income before Interest Expense,
   Income Taxes, and Minority Interest
      North America                                            16 (a)(b)(c)(d)      19(f)(g)
      Europe, South America & India                            15 (a)               13(f)
      Asia Pacific                                              5                    6
                                                           ------               ------
                                                               36                   38
Less:
   Interest expense (net of
      interest capitalized)                                    35                   33
   Income tax (benefit)                                       (15)(e)               (4)(h)
   Minority interest                                            2                    1
                                                           ------               ------
Net Income                                                     14                    8
                                                           ------               ------
Average common shares outstanding:
   Basic                                                     45.1                 43.5
                                                           ======               ======
   Diluted                                                   47.2                 45.6
                                                           ======               ======
Earnings per share of common stock:
   Basic                                                   $ 0.31               $ 0.19
                                                           ======               ======
   Diluted                                                 $ 0.30               $ 0.18
                                                           ======               ======

(a) Includes restructuring and restructuring related charges of $6 million pre-tax, $4 million after tax or $0.08 per share. Of the adjustment $4 million is recorded in cost of sales and $2 million is recorded in SG&A. Geographically, $3 million is recorded in North America and $3 million in Europe, South America and India.

(b) Includes pension replacement benefit of $7 million pre-tax, $5 million after tax or $0.10 per share. The entire $7 million adjustment is recorded in SG&A and geographically in North America.

(c) Includes Stock option expense adjustment of $2 million pre-tax and $1 million after tax or $0.02 per share. The entire $2 million adjustment is recorded in SG&A and geographically in North America.

(d) Includes reserve for receivables from former affiliate adjustment of $3 million pre-tax and $2 million after tax or $0.04 per share. The entire $3 million adjustment is recorded in SG&A and geographically in North America.

(e) Includes a $13 million or $0.28 per share tax benefit primarily related to FAS 109 adjustment, prior year true-up and Czech investment tax credit.

(f) Includes restructuring and restructuring related charges of $5 million pre-tax, $3 million after-tax or $0.06 per share. Of the adjustment $4 million is recorded in cost of sales and the remaining $1 million is in SG&A. Geographically, $3 million is recorded in Europe, South America and India and $2 million in North America.

(g) Includes changeover costs for new aftermarket customers of $10 million pre-tax, $7 million after-tax or $0.15 per share. The adjustment is recorded in SG&A. Geographically, the entire amount is recorded in North America.

(h) Includes a $5 million or $0.11 per share tax benefit primarily related to favorable resolution of foreign tax contingencies.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited
                        TWELVE MONTHS ENDED DECEMBER 31,
                       (Millions except per share amounts)

                                                            2006                      2005
                                                           ------                    ------
Net sales and operating revenues                           $4,685                    $4,441
                                                           ======                    ======
Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)    3,838(a)                  3,583(h)
   Engineering, Research and Development                       88                        83
   Selling, General and Administrative                        377(a)(b)(c)(d)(e)(f)     385(h)(i)
   Depreciation and Amortization of Other Intangibles         184                       177
                                                           ------                    ------
      Total Costs and Expenses                              4,487                     4,228
                                                           ======                    ======
Loss on sale of receivables                                    (6)                       (3)
Equity Income                                                   3                         1
Other Income                                                    1                         4
                                                           ------                    ------
Total Other Income / (Expense)                                 (2)                        2
                                                           ------                    ------
Income before Interest Expense,
   Income Taxes, and Minority Interest
      North America                                           103(a)(b)(c)(d)(e)(f)     145(h)(i)
      Europe, South America & India                            81(a)                     54(h)
      Asia Pacific                                             12(a)                     16
                                                           ------                    ------
                                                              196                       215
Less:
   Interest expense (net of
      interest capitalized)                                   136                       130
   Income tax expense                                           3(g)                     25(j)
   Minority interest                                            6                         2
                                                           ------                    ------
Net Income                                                     51                        58
                                                           ------                    ------
Average common shares outstanding:
   Basic                                                     44.6                      43.1
                                                           ======                    ======
   Diluted                                                   46.8(b)                   45.3
                                                           ======                    ======
Earnings per share of common stock:
   Basic                                                   $ 1.15                    $ 1.35
                                                           ======                    ======
   Diluted                                                 $ 1.10(b)                 $ 1.29
                                                           ======                    ======

(a) Includes restructuring and restructuring related charges of $27 million pre-tax, $17 million after tax or $0.39 per share, of which $23 million is recorded in cost of sales and $4 million is recorded in SG&A. Geographically, $13 million is recorded in North America, $8 million in Europe, South America and India and $6 million in Asia Pacific.

(b) Includes $1 million pre-tax and after tax increase in stock compensation expense associated with the adoption of FAS 123R. Adoption of this accounting standard also increased the calculated number of diluted shares by .6 million for a combined impact of $0.02 per share.

(c) Includes customer changeover costs of $6 million pre-tax, $4 million after-tax or $0.08 per share.

(d) Includes pension replacement benefit of $7 million pre-tax, $5 million after tax or $0.10 per share. The entire $7 million adjustment is recorded in SG&A and geographically in North America.

(e) Includes Stock option expense adjustment of $2 million pre-tax and $1 million after tax or $0.02 per share. The entire $2 million adjustment is recorded in SG&A and geographically in North America.

(f) Includes reserve for receivables from former affiliate adjustment of $3 million pre-tax and $2 million after tax or $0.04 per share. The entire $3 million adjustment is recorded in SG&A and geographically in North America.

(g) Includes a $16 million or $0.34 per share tax benefit primarily related to FAS 109 adjustment, prior year true-up, Czech investment tax credit and resolution of tax issues with former affiliates.

(h) Includes restructuring and restructuring related charges of $12 million pre-tax, $8 million after tax or $0.17 per share. Of the adjustment $10 million is recorded in cost of sales and $2 million is in SG&A. Geographically, $4 million is recorded in North America and $8 million in Europe, South America and India.

(i) Includes changeover costs for new aftermarket customers of $10 million pre-tax, $7 million after-tax or $0.15 per share. The adjustment is recorded in SG&A. Geographically, the entire amount is recorded in North America.

(j) Includes a $4 million or $0.09 per share tax benefit primarily related to favorable resolution of foreign tax contingencies.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                                 BALANCE SHEETS
                                   (Unaudited)
                                   (Millions)

                                                  December 31, 2006   December 31, 2005
                                                  -----------------   -----------------
Assets
   Cash and Cash Equivalents                          $  202              $  141
   Receivables, Net                                      604(a)              543(a)
   Inventories                                           439                 360
   Other Current Assets                                  177                 153
   Investments and Other Assets                          748                 700
   Plant, Property, and Equipment, Net                 1,093               1,043
                                                      ------              ------
   Total Assets                                       $3,263              $2,940
                                                      ======              ======
Liabilities and Shareholders' Equity
   Short-Term Debt                                    $   28              $   22
   Accounts Payable                                      782                 651
   Accrued Taxes                                          49                  31
   Accrued Interest                                       40                  38
   Other Current Liabilities                             234                 237
   Long-Term Debt                                      1,350(b)            1,356(b)
   Deferred Income Taxes                                 107                  86
   Deferred Credits and Other Liabilities                424                 366
   Minority Interest                                      28                  24
   Total Shareholders' Equity                            221                 129
                                                      ------              ------
   Total Liabilities and Shareholders' Equity         $3,263              $2,940
                                                      ======              ======

                                                  December 31, 2006   December 31, 2005
                                                  -----------------   -----------------
(a) Accounts Receivables net of:
   Accounts receivables securitization programs          $133                $129

                                                  December 31, 2006   December 31, 2005
                                                  -----------------   -----------------
(b) Long term debt composed of:
   Term loan B (Due 2010)                               $  356              $  356
   10.25% senior notes (Due 2013)                          487                 489
   8.625% subordinated notes (Due 2014)                    500                 500
   Other long term debt                                      7                  11
                                                        ------              ------
                                                        $1,350              $1,356
                                                        ======              ======

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)

                                                                       THREE MONTHS
                                                                           ENDED
                                                                       DECEMBER 31,
                                                                       ------------
                                                                        2006   2005
                                                                       -----   ----
Operating activities:
   Net income                                                          $ 14    $  8
   Adjustments to reconcile net income
      to net cash provided (used) by operating activities -
      Depreciation and amortization of other intangibles                 48      43
      Stock option expense                                                2      --
      Deferred income taxes                                             (52)     (3)
      Loss on sale of assets, net                                         1       1
      Changes in components of working capital (net of acquisition)-
         (Inc.)/dec. in receivables                                      56     115
         (Inc.)/dec. in inventories                                      (9)     29
         (Inc.)/dec. in prepayments and other current assets             20      28
         Inc./(dec.) in payables                                         36     (51)
         Inc./(dec.) in taxes accrued                                    23       2
         Inc./(dec.) in interest accrued                                  6       6
         Inc./(dec.) in other current liabilities                        (6)    (21)
      Other                                                              (7)      3
                                                                       ----    ----
Net cash provided by operating activities                               132     160

Investing activities:
   Net proceeds from sale of assets                                      11      --
   Expenditures for plant, property & equipment                         (40)    (44)
   Acquisition of business                                               --      (3)
   Expenditures for software-related intangibles                         (4)     (2)
   Investments and other                                                  2      --
                                                                       ----    ----
Net cash used by investing activities                                   (31)    (49)
                                                                       ----    ----
Financing activities:
   Issuance of common shares                                              4       1
   Issuance of long-term debt                                            --      --
   Retirement of long-term debt                                          (1)     (2)
   Net inc. in short-term debt excluding current
   maturities on long-term debt                                         (26)    (55)
   Other                                                                 (2)     (1)
                                                                       ----    ----
Net cash used by financing activities                                   (25)    (57)
                                                                       ----    ----
Effect of foreign exchange rate changes on cash and
   cash equivalents                                                      10      (2)
                                                                       ----    ----
Increase in cash and cash equivalents                                    86      52
Cash and cash equivalents, October 1                                    116      89
                                                                       ----    ----
Cash and cash equivalents, December 31                                 $202    $141
                                                                       ====    ====
Cash paid during the period for interest                               $ 34    $ 32
Cash paid during the period for income taxes                              8    $  7

Non-cash Investing and Financing Activities
Retirement of obligation and exchange of property                        --      (2)

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)

                                                                       TWELVE MONTHS ENDED
                                                                           DECEMBER 31,
                                                                       -------------------
                                                                           2006    2005
                                                                          -----   -----
Operating activities:
   Net income                                                             $  51   $  58
   Adjustments to reconcile net income to net cash provided (used)
      by operating activities -
      Depreciation and amortization of other intangibles                    184     177
      Stock option expense                                                    5      --
      Deferred income taxes                                                 (43)     --
      Loss on sale of assets, net                                             3       3
      Changes in components of working capital (net of acquisition)-
         (Inc.)/dec. in receivables                                         (29)    (94)
         (Inc.)/dec. in inventories                                         (56)      7
         (Inc.)/dec. in prepayments and other current assets                (14)      5
         Inc./(dec.) in payables                                             87       1
         Inc./(dec.) in taxes accrued                                        15      13
         Inc./(dec.) in interest accrued                                      2       4
         Inc./(dec.) in other current liabilities                            (6)    (16)
      Other                                                                  (7)    (24)
                                                                          -----   -----
Net cash provided by operating activities                                   192     134

Investing activities:
   Net proceeds from sale of assets                                          17       4
   Expenditures for plant, property & equipment                            (170)   (144)
   Acquisition of business                                                   --     (14)
   Expenditures for software-related intangibles                            (13)    (14)
   Investments and other                                                      1       1
                                                                          -----   -----
Net cash used by investing activities                                      (165)   (167)
                                                                          -----   -----
Financing activities:
   Issuance of common shares                                                 17       7
   Issuance of long-term debt                                                --       1
   Retirement of long-term debt                                              (4)    (45)
   Net inc. in short-term debt excluding current
      maturities on long-term debt                                            3       1
   Other                                                                     --      --
                                                                          -----   -----
Net cash provided (used) by financing activities                             16     (36)
                                                                          -----   -----
Effect of foreign exchange rate changes on cash and
   cash equivalents                                                          18      (4)
                                                                          -----   -----
Increase (Decrease) in cash and cash equivalents                             61     (73)
Cash and cash equivalents, January 1                                        141     214
                                                                          -----   -----
Cash and cash equivalents, December 31                                    $ 202   $ 141
                                                                          =====   =====
Cash paid during the period for interest                                  $ 137   $ 126
Cash paid during the period for income taxes                                 26   $  23

Non-cash Investing and Financing Activities
Retirement of obligation and exchange of property                            --      (2)

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited

                                                                    Q4 2006
                                                     ----------------------------------
                                                      North    Europe     Asia
                                                     America    & SA    Pacific   Total
                                                     -------   ------   -------   -----
Net income                                                                         $ 14
Minority interest                                                                     2
Income tax benefit                                                                  (15)
Interest expense (net of interest capitalized)                                       35
                                                                                   ----
EBIT, Income before interest expense, income
   taxes and minority interest (GAAP measure)          $16       $15       $5        36
Depreciation and amortization of other intangibles      24        20        4        48
                                                       ---       ---      ---      ----
Total EBITDA(2)                                        $40       $35       $9      $ 84
                                                       ===       ===      ===      ====

                                                                    Q4 2005
                                                     ----------------------------------
                                                      North    Europe     Asia
                                                     America    & SA    Pacific   Total
                                                     -------   ------   -------   -----
Net income                                                                         $ 8
Minority interest                                                                    1
Income tax benefit                                                                  (4)
Interest expense (net of interest capitalized)                                      33
                                                                                   ---
EBIT, Income before interest expense, income taxes
   and minority interest (GAAP measure)                $19       $13       $6       38
Depreciation and amortization of other intangibles      23        18        2       43
                                                       ---       ---      ---      ---
Total EBITDA(2)                                        $42       $31       $8      $81
                                                       ===       ===      ===      ===

(1)  Generally Accepted Accounting Principles

(2) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited

                                                             Q4 2006                                       Q4 2005
                                           ------------------------------------------   -------------------------------------------
                                           EBITDA (3)   EBIT   Net Income   Per Share   EBITDA (3)    EBIT   Net Income   Per Share
                                           ----------   ----   ----------   ---------   ----------    ----   ----------   ---------
Earnings Measures                              $84      $36       $ 14       $ 0.30         $81        $38      $ 8         $ 0.18
Adjustments (reflect non-GAAP measures):
   Restructuring and restructuring
      related expenses                           6        6          4         0.08           5          5        3           0.06
   New aftermarket customer changeover
      costs (4)                                 --       --         --           --          10         10        7           0.15
   Pension replacement                          (7)      (7)        (5)       (0.10)         --         --       --             --
   Tax adjustments                              --       --        (13)       (0.28)         --         --       (5)         (0.11)
   Reserve for receivables from former
      affiliate                                  3        3          2         0.04
   Stock option adjustment                       2        2          1         0.02          --         --       --             --
                                               ---      ---       ----       ------         ---        ---      ---         ------
Non-GAAP earnings measures                     $88      $40       $  3       $ 0.06         $96        $53      $13         $ 0.28
                                               ===      ===       ====       ======         ===        ===      ===         ======

                                                                    Q4 2006
                                                      ----------------------------------
                                                       North    Europe     Asia
                                                      America    & SA    Pacific   Total
                                                      -------   ------   -------   -----
EBIT                                                   $ 16      $ 15      $ 5      $36
   Restructuring and restructuring related expenses       3         3       --        6
   Pension replacement                                   (7)       --       --       (7)
   Reserve for receivables from former affiliate          3        --       --        3
   Stock option adjustment                                2        --       --        2
                                                       ----      ----      ---      ---
Adjusted EBIT                                          $ 17      $ 18      $ 5      $40
                                                       ====      ====      ===      ===

                                                                    Q4 2005
                                                      ----------------------------------
                                                       North    Europe     Asia
                                                      America    & SA    Pacific   Total
                                                      -------   ------   -------   -----
EBIT                                                    $19        13      $ 6      $38
   Restructuring and restructuring related expenses       2         3       --        5
   New aftermarket customer changeover costs             10        --       --       10
                                                        ---       ---      ---      ---
Adjusted EBIT                                           $31       $16      $ 6      $53
                                                        ===       ===      ===      ===

(1)  Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the fourth quarters of 2006 and 2005 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above the changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the quarter in which they were incurred.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited

                                                                  YTD 2006
                                                     ----------------------------------
                                                      North    Europe    Asia
                                                     America    & SA    Pacific   Total
                                                     -------   ------   -------   -----
Net income                                                                         $ 51
Minority interest                                                                     6
Income tax expense                                                                    3
Interest expense (net of interest capitalized)                                      136
                                                                                   ----
EBIT, Income before interest expense, income
   taxes and minority interest (GAAP measure)          $103     $ 81       $12      196
Depreciation and amortization of other intangibles       92       79        13      184
                                                       ----     ----       ---     ----
Total EBITDA(2)                                        $195     $160       $25     $380
                                                       ====     ====       ===     ====

                                                                  YTD 2005
                                                     ----------------------------------
                                                      North    Europe    Asia
                                                     America    & SA    Pacific   Total
                                                     -------   ------   -------   -----
Net income                                                                         $ 58
Minority interest                                                                     2
Income tax expense                                                                   25
Interest expense (net of interest capitalized)                                      130
                                                                                   ----
EBIT, Income before interest expense, income taxes
   and minority interest (GAAP measure)                $145     $ 54      $16       215
Depreciation and amortization of other intangibles       91       75       11       177
                                                       ----     ----      ---      ----
Total EBITDA(2)                                        $236     $129      $27      $392
                                                       ====     ====      ===      ====

(1)  Generally Accepted Accounting Principles

(2) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited

                                                                   YTD 2006                                 YTD 2005
                                                   ---------------------------------------  ----------------------------------------
                                                   EBITDA (3)  EBIT  Net Income  Per Share  EBITDA (3)  EBIT  Net Income  Per Share
                                                   ----------  ----  ----------  ---------  ----------  ----  ----------  ----------
Earnings Measures                                      $380    $196     $ 51      $ 1.10       $392     $215      $58       $ 1.29

Adjustments (reflect non-GAAP measures):
   Restructuring and restructuring related
      expenses                                           27      27       17        0.39         12       12        8         0.17
   New aftermarket customer changeover costs (4)          6       6        4        0.08         10       10        7         0.15
   Pension replacement                                   (7)     (7)      (5)      (0.10)        --       --       --           --
   Stock based compensation accounting change (5)         1       1        1        0.02         --       --       --           --
   Tax adjustments                                       --      --      (16)      (0.34)        --       --       (4)       (0.09)
   Reserve for receivables from former affiliate          3       3        2        0.04         --       --       --           --
   Stock option adjustment                                2       2        1        0.02         --       --       --           --
                                                       ----    ----     ----      ------       ----     ----      ---       ------
Non-GAAP earnings measures                             $412    $228     $ 55      $ 1.21       $414     $237      $69       $ 1.52
                                                       ====    ====     ====      ======       ====     ====      ===       ======

                                                                  YTD 2006
                                                     ----------------------------------
                                                      North    Europe    Asia
                                                     America    & SA    Pacific   Total
                                                     -------   ------   -------   -----
EBIT                                                   $103      $81      $12      $196
   Restructuring and restructuring related
      expenses                                           13        8        6        27
   New aftermarket customer changeover costs (4)          6       --       --         6
   Pension replacement                                   (7)                         (7)
   Stock based compensation accounting change (5)         1       --       --         1
   Reserve for receivables from former affiliate          3       --       --         3
   Stock option adjustment                                2                           2
                                                       ----      ---      ---      ----
Adjusted EBIT                                          $121      $89      $18      $228
                                                       ====      ===      ===      ====

                                                                  YTD 2005
                                                     ----------------------------------
                                                      North    Europe    Asia
                                                     America    & SA    Pacific   Total
                                                     -------   ------   -------   -----
EBIT                                                   $145       54       $16     $215
   Restructuring and restructuring related expenses       4        8        --       12
   New aftermarket customer changeover costs             10       --        --       10
                                                       ----      ---       ---     ----
Adjusted EBIT                                          $159      $62       $16     $237
                                                       ====      ===       ===     ====

(1)  Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for 2006 and 2005 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above the changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the time period in which they were incurred.

(5) 2006 includes adjustments to eliminate the additional stock based compensation expense and the impact on the diluted shares calculation associated with FAS 123R, which the company adopted in 2006. See also Attachment I, Statements of Income footnote (b for the twelve months ended December 31).

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
                                    Unaudited

                                                             Q4 2006
                                     -------------------------------------------------------
                                                                                    Revenues
                                                                       Substrate   Excluding
                                                                         Sales      Currency
                                                            Revenues   Excluding      and
                                                Currency   Excluding    Currency   Substrate
                                     Revenues    Impact     Currency     Impact      Sales
                                     -------    --------   ---------   ---------   ---------
North America Original Equipment
   Ride Control                       $  112       $--       $  112       $ --        $112
   Exhaust                               251        --          251         91         160
                                      ------       ---       ------       ----        ----
   Total North America Original
      Equipment                          363        --          363         91         272
North America Aftermarket
   Ride Control                           81        --           81         --          81
   Exhaust                                34        --           34         --          34
                                      ------       ---       ------       ----        ----
   Total North America Aftermarket       115        --          115         --         115
Total North America                      478        --          478         91         387
Europe Original Equipment
   Ride Control                          100         9           91         --          91
   Exhaust                               352        34          318        152         166
                                      ------       ---       ------       ----        ----
   Total Europe Original Equipment       452        43          409        152         257
Europe Aftermarket
   Ride Control                           40         3           37         --          37
   Exhaust                                50         5           45         --          45
                                      ------       ---       ------       ----        ----
   Total Europe Aftermarket               90         8           82         --          82
South America & India                     71         1           70          8          62
Total Europe, South America
   & India                               613        52          561        160         401
Asia                                      72        --           72         26          46
Australia                                 46         3           43          5          38
                                      ------       ---       ------       ----        ----
Total Asia Pacific                       118         3          115         31          84
Total Tenneco Inc.                    $1,209       $55       $1,154       $282        $872
                                      ======       ===       ======       ====        ====

                                                             Q4 2005
                                     -------------------------------------------------------
                                                                                    Revenues
                                                                       Substrate   Excluding
                                                                         Sales      Currency
                                                            Revenues   Excluding      and
                                                Currency   Excluding    Currency   Substrate
                                     Revenues    Impact     Currency     Impact      Sales
                                     --------   --------   ---------   ---------   ---------
North America Original Equipment
   Ride Control                       $  117       $--      $  117        $ --        $117
   Exhaust                               255        --         255          68         187
                                      ------       ---      ------        ----        ----
   Total North America Original
      Equipment                          372        --         372          68         304
North America Aftermarket
   Ride Control                           77        --          77          --          77
   Exhaust                                36        --          36          --          36
                                      ------       ---      ------        ----        ----
   Total North America Aftermarket       113        --         113          --         113
Total North America                      485        --         485          68         417
Europe Original Equipment
   Ride Control                           87        --          87          --          87
   Exhaust                               265        --         265          84         181
                                      ------       ---      ------        ----        ----
   Total Europe Original Equipment       352        --         352          84         268
Europe Aftermarket
   Ride Control                           35        --          35          --          35
   Exhaust                                41        --          41          --          41
                                      ------       ---      ------        ----        ----
   Total Europe Aftermarket               76        --          76          --          76
South America & India                     61        --          61           6          55
Total Europe, South America
   & India                               489        --         489          90         399
Asia                                      41        --          41          10          31
Australia                                 49        --          49           5          44
                                      ------       ---      ------        ----        ----
Total Asia Pacific                        90        --          90          15          75
Total Tenneco Inc.                    $1,064       $--      $1,064        $173        $891
                                      ======       ===      ======        ====        ====

Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
                                    Unaudited

                                                             YTD 2006
                                     --------------------------------------------------------
                                                                                     Revenues
                                                                        Substrate   Excluding
                                                                          Sales      Currency
                                                             Revenues   Excluding      and
                                                 Currency   Excluding    Currency   Substrate
                                     Revenues     Impact     Currency     Impact      Sales
                                     --------    --------   ---------   ---------   ---------
North America Original Equipment
   Ride Control                       $  483       $ --       $  483      $ --       $  483
   Exhaust                               928          6          922       272          650
                                      ------       ----       ------      ----       ------
   Total North America Original
      Equipment                        1,411          6        1,405       272        1,133
North America Aftermarket
   Ride Control                          385         --          385        --          385
   Exhaust                               163         --          163        --          163
                                      ------       ----       ------      ----       ------
   Total North America Aftermarket       548         --          548        --          548
Total North America                    1,959          6        1,953       272        1,681
Europe Original Equipment
   Ride Control                          380(a)      10          370        --          370(a)
   Exhaust                             1,264         34        1,230       504          726
                                      ------       ----       ------      ----       ------
   Total Europe Original Equipment     1,644         44        1,600       504        1,096
Europe Aftermarket
   Ride Control                          178          3          175        --          175
   Exhaust                               211          5          206        --          206
                                      ------       ----       ------      ----       ------
   Total Europe Aftermarket              389          8          381        --          381
South America & India                    272         14          258        32          226
Total Europe, South America
   & India                             2,305         66        2,239       536        1,703
Asia                                     246         --          246        85          161
Australia                                175         (1)         176        19          157
                                      ------       ----       ------      ----       ------
Total Asia Pacific                       421         (1)         422       104          318
Total Tenneco Inc.                    $4,685       $ 71       $4,614      $912       $3,702
                                      ======       ====       ======      ====       ======

                                                             YTD 2005
                                     --------------------------------------------------------
                                                                                     Revenues
                                                                        Substrate   Excluding
                                                                          Sales      Currency
                                                             Revenues   Excluding      and
                                                 Currency   Excluding    Currency   Substrate
                                     Revenues     Impact     Currency     Impact      Sales
                                     --------    --------   ---------   ---------   ---------
North America Original Equipment
   Ride Control                       $  495       $--        $  495      $ --       $  495
   Exhaust                             1,011        --         1,011       272          739
                                      ------       ---        ------      ----       ------
   Total North America Original
      Equipment                        1,506        --         1,506       272        1,234
North America Aftermarket
   Ride Control                          361        --           361        --          361
   Exhaust                               161        --           161        --          161
                                      ------       ---        ------      ----       ------
   Total North America Aftermarket       522        --           522        --          522
Total North America                    2,028        --         2,028       272        1,756
Europe Original Equipment
   Ride Control                          378(a)     --           378        --          378(a)
   Exhaust                             1,078        --         1,078       327          751
                                      ------       ---        ------      ----       ------
   Total Europe Original Equipment     1,456        --         1,456       327        1,129
Europe Aftermarket
   Ride Control                          169        --           169        --          169
   Exhaust                               195        --           195        --          195
                                      ------       ---        ------      ----       ------
   Total Europe Aftermarket              364        --           364        --          364
South America & India                    233        --           233        20          213
Total Europe, South America
   & India                             2,053        --         2,053       347        1,706
Asia                                     149        --           149        43          106
Australia                                211        --           211        19          192
                                      ------       ---        ------      ----       ------
Total Asia Pacific                       360        --           360        62          298
Total Tenneco Inc.                    $4,441       $--        $4,441      $681       $3,760
                                      ======       ===        ======      ====       ======

Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

(a) Beginning in the second quarter of 2005, Tenneco changed its accounting for a customer contract in its European OE Ride Control unit. The cost of sales for this contract are now netted against the revenues, reducing reported revenues and cost of sales. In the first quarter of 2005, Tenneco recorded $15 million in revenues for this contract.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                       RECONCILIATION OF NON-GAAP MEASURES
                 Debt net of cash / Adjusted EBITDA - 12 months

                                              Year Ended
                                             December 31
                                           ---------------
                                            2006     2005
                                           ------   ------
Total debt                                 $1,378   $1,378
Cash and cash equivalents                     202      141
Debt net of cash balances (1)               1,176    1,237
Adjusted EBITDA (2) (3)                       412      414
Ratio of net debt to adjusted EBITDA (4)     2.9x     3.0x

(1) Tenneco presents debt net of cash balances because management believes it is a useful measure of Tenneco's credit position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt on a dollar-for- dollar basis.

(2) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Inc. has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) Adjusted EBITDA is presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between the periods. Similar adjustments to EBITDA have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(4) Tenneco presents the above reconciliation of the ratio debt net of cash to annual adjusted EBITDA to show trends that investors may find useful in understanding the company's ability to service its debt. For purposes of this calculation, annual adjusted EBITDA is used as an indicator of the company's performance and debt net of cash is presented as an indicator of our credit position and progress toward reducing our financial leverage. This reconciliation is provided as supplemental information and not intended to replace the company's existing covenant ratios or any other financial measures that investors may find useful in describing the company's financial position. See notes (1), (2) and (3) for a description of the limitations of using debt net of cash, EBITDA and adjusted EBITDA.